Exhibit 10.9

NEW EXCLUSIVE LICENSE AGREEMENT

NEW EXCLUSIVE LICENSE AGREEMENT, dated May 14, 2015 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK (“Columbia”), and TransTech Pharma, LLC (“Company”).

WHEREAS Columbia and a predecessor-in-interest of the Company, TransTech Pharma, Inc., previously entered into an Amended and Restated Exclusive License Agreement on October 1, 2003, as further amended on December 22, 2003, June 30, 2006, September 11, 2006, and August 12, 2010 (the “Amended 2003 Agreement”); and

WHEREAS Columbia and TransTech Pharma, Inc. terminated the Amended 2003 Agreement on or about February 3, 2012; and

WHEREAS, the parties desire to enter into this New Exclusive License Agreement in the manner provided for herein;

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the parties hereto agree as follows:

1.             Definitions.

a.                   “Agreement” shall mean this New Exclusive License Agreement between the parties.

b.                  “Affiliate” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

c.                   “Licensed Patent” shall mean United States Patent No. 6,677,299.

d.                  “Licensed Product” shall mean any RAGE-inhibiting small molecule, including but not limited to the molecule designated by the Company as TTP488, (i) the discovery, development, manufacture, use, sale, rental, lease, importation, and offer to sell of which is covered by a Claim of the Licensed Patent or (ii) that has been discovered or developed through the use of or that uses Licensed Research Information or Licensed Materials.

e.                   “Licensed Research Information” shall have the meaning as set forth in the Amended 2003 Agreement.

f.                   “Licensed Material” shall have the meaning as set forth in the Amended 2003 Agreement.

* Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

g.                  “Net Sales” shall mean the total of all revenues and other value received by the Company and any Affiliate or Sublicensee for the manufacture, use, sale, rental, or lease of Licensed Products, less returns and customary trade discounts actually taken, outbound freight, value-added, sales or use taxes, custom duties, bad debts actually taken in accordance with current United States generally accepted accounting principles and not factored to third parties, refunds, customary chargebacks and any other allowances actually paid, granted or accrued that effectively reduce the net selling price, rebates actually paid, granted or accrued to any governmental authority (or branch thereof), or to any third party payor, third party administrator, or third party contractee responsible for healthcare insurance covering Licensed Products, discounts mandated by, or granted to meet the requirements of, applicable law, including legally required chargebacks and retroactive price reductions, and adjustments arising from consumer discount programs or similar programs provided to low-income, uninsured or other patients. In the case of transfers of Licensed Products to an Affiliate by the Company for sale, rental, or lease of such Licensed Products to third parties by such Affiliate, Net Sales shall be based upon the greater of the total fees and other consideration charged by the Affiliate to third parties or the total fees and consideration charged by the Company to the Affiliate. If Licensed Products are sold as only a part of a services package in regard to an unlicensed combination which includes a charge for Licensed Products, then the Net Sales of the Licensed Products shall be that portion of the entire combination which is fairly attributable to the Licensed Products component thereof, or as separately shown on an invoice.

h.                  “Claim” shall mean a claim of the Licensed Patent, which claim has not lapsed, been disclaimed or become abandoned and which claim has not been declared invalid or unenforceable by a court of competent jurisdiction in a decision from which no appeal has or can be taken.

i.                    “RAGE” shall mean the receptor for advanced glycation endproducts which is a membrane protein that is a member of the immunoglobulin supergene family, and a receptor for multiple ligands, including advanced glycation endproducts, amyloid beta, S100B, and high mobility group box 1 protein.

j.                    “Sublicensee” shall mean any unaffiliated third party to whom the Company has granted a sublicense pursuant to this Agreement.

2.             License Grant.

a.                   Columbia grants to the Company and its Affiliates, upon and subject to all the terms and conditions of this Agreement:

(i)                 a worldwide exclusive license under the Licensed Patent to discover, develop, manufacture, use, sell, have sold, import, have made, offer to sell, rent, or lease Licensed Products;

(ii)               a worldwide license to use any Licensed Research Information to discover, develop, manufacture, use, sell, have sold, import, have made, offer to sell, rent, or lease Licensed Products, which license shall be exclusive until such time as the Licensed Research Information is published or otherwise publicly distributed and non-exclusive thereafter; and

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(iii)             a worldwide exclusive license to use any Licensed Materials to discover, develop, manufacture, use, sell, have sold, import, have made, offer to sell, rent, or lease Licensed Products.

b.                  Columbia grants to the Company the right to grant sublicenses under the Licensed Patent to third parties, provided that (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) the Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; and (iii) the Company notifies Columbia of any grant of a sublicense and provides to Columbia, within 30 days after each sublicense is executed, a copy of any sublicense agreement; provided, however, that if Company plans to grant a sublicense to a Sublicensee outside the United States, Europe or Japan, Company shall first obtain Columbia’s approval of any proposed sublicense prior to execution thereof, which approval Columbia shall not unreasonably withhold.

c.                   All rights granted by Columbia to the Company under this Agreement are subject to the requirements of 35 U.S.C. Sections 200 et seq., as amended, and its implementing regulations and policies.

d.                  Columbia unconditionally agrees, promises, and covenants, fully and forever, for itself and any Affiliate, predecessors, successors, and heirs and assigns, that it will not sue, assert any claim, counterclaim, demand, action, cause of action, or lien against, or otherwise enforce, in law or in equity, the Licensed Patents as defined in the Amended 2003 Agreement, any patent issuing from any application that falls within the definition of Licensed Patents in the Amended 2003 Agreement, or any patent that issues directly or indirectly from PCT/US2014/016137 against Company (including its Affiliates, Sublicensees, predecessors, successors, or heirs and assigns) or Company’s customers, suppliers, importers, manufacturers, distributors, or insurers, in connection with the manufacture, use, offer for sale, sale, or importation of Licensed Products, nor will it cause or authorize any person or entity to do any of the foregoing.

3.             Royalties and Payment.

a.                   Unless the Agreement has been terminated or expired pursuant to Section 16, in consideration of the licenses granted under Section 2(a) of this Agreement, the Company shall pay to Columbia the following payments and royalties only:

(i)                 $750,000 upon the earlier to occur of (A) approval by the United States Food and Drug Administration or its foreign equivalent in any European Union member country, Australia, Canada or Japan to market the first Licensed Product of the Company, an Affiliate, or a Sublicensee, and (B) sale or transfer of the portion of Company’s business related to the subject matter of this Agreement, unless such sale or transfer is to an Affiliate or to a third party having annual gross revenues of greater than $500 million;

(ii)               A royalty of [***] of Net Sales of Licensed Products by the Company, an Affiliate, or any Sublicensee during the term of United States Patent No. 6,677,299 (“the ‘299 patent”); and

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(iii)             $100,000 annual fee payable on December 15th of each year from 2015 through and including 2021, for a total of seven such payments, provided that Columbia sends Company an invoice for each such annual payment at least 30 days in advance of the due date of each such payment.

Columbia may, in its sole discretion, apply any portion of the fees paid under Section 3(a)(i) and Section 3(a)(iii) towards patent expenses incurred by Columbia relating to the Licensed Patents as defined in the Amended 2003 Agreement not already reimbursed by Company prior to the execution of this Agreement or in accordance with Section 6a.

Nothing herein shall obligate the Company to remit to Columbia any portion of any payment or other thing of value received from a Sublicensee other than royalties on Net Sales by Sublicensees as provided for herein.

4.             Reports and Payments.

a.                   Beginning on the date of first sale, rental or lease of Licensed Products, or before the last business day of January, April, July, and October of each year in which the Company owes royalties in accordance with section 3(a)(ii), the Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating separately:

(i)                 Net Sales received by the Company and any Affiliate during such quarter;

(ii)               In the case of transfers of Licensed Products to an Affiliate by the Company for sale, rental, or lease of such Licensed Products by the Affiliate to third parties, Net Sales by the Company to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

(iii)             Amounts accruing to, and received by, the Company from its Sublicensees during such quarter;

(iv)             Net Sales by Sublicensees during such quarter; and

(v)               A calculation of the amounts due to Columbia under section 3.

b.                  Simultaneously with the submission of each Payment Report, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Columbia shall be entitled to receive payment of the royalty set forth in Section 3(a)(ii) hereof on Net Sales of a Sublicensee no less frequently than the quarter following the quarter in which such sales are made, regardless of any provision of a Sublicense that may defer, credit or otherwise reduce or eliminate royalties payable to the Company or an Affiliate, provided that so long as a Sublicense provides for the payment of royalties to the Company or an Affiliate no less frequently than the quarter following the quarter in which Net Sales are made, no payment shall be due to Columbia that is based upon Net Sales of such Sublicensee until the date the Company or its Affiliate receives its royalty payment from such Sublicensee.

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c.                   The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for two years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement.

d.                  Columbia agrees that all information contained in the Payment Reports rendered by Company pursuant to this Section or obtained pursuant to the provisions herein shall be maintained in confidence by the accountant and/or Columbia. The accountant shall not disclose to Columbia or any other party any information relating to the business of Company, except to the extent that such information is reasonably necessary to inform Columbia of: (i) the accuracy or inaccuracy of Company’s reports and payments; (ii) compliance or noncompliance by Company with the terms and conditions of this Agreement; and (iii) the extent of any inaccuracy or noncompliance. Columbia shall not disclose to any third party any information that the Company has designated in writing as confidential relating to the business of Company provided to Columbia pursuant to this Section, except as required by any applicable law or regulation.

5.             Reservation of Rights for Research Purposes.

Columbia reserves the right to use the Licensed Patent, Licensed Research Information and Licensed Materials for noncommercial research purposes and to permit other entities or individuals to use such Licensed Patent, Licensed Research Information or Licensed Materials for noncommercial research purposes. Columbia shall obtain from all such entities or individuals an agreement in writing not to use the Licensed Patent, Licensed Research Information or Licensed Materials for commercial purposes and shall inform the Company of the identity of all such entities and individuals in advance of such transfer. Each entity or individual shall be required to execute an appropriate confidentiality or material transfer agreement.

6.             Patent Prosecution and Maintenance.

a.                   Columbia, by counsel it selects to whom the Company has no reasonable objection, in consultation with counsel appointed by the Company, will prepare, file, prosecute and maintain the Licensed Patent in Columbia’s name and in countries designated by the Company. The Company will reimburse Columbia for reasonable expenses it has incurred prior to the Effective Date of this Agreement not previously reimbursed by Company or its predecessor in interest for filing, prosecution and maintenance of the ‘299 patent, not to exceed $45,000, provided that Columbia provides Company with an invoice describing the basis for any such expenses, including supporting documentation upon request of the Company. Company will pay reasonable expenses incurred in the future during the term of this Agreement in filing, prosecuting and maintaining the ‘299 patent, including attorneys’ fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter parties administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges. Company will not reimburse Columbia for the costs incurred by Columbia in the use of its own resources, such as employee time, and shall not extend to patenting fees and costs incurred by Columbia after termination of this Agreement.

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b.                  Company shall solely at its own cost file and prosecute all U.S. and foreign patent applications for, and shall be the sole owner of and maintain, all patents to the extent the inventions claimed the patents are invented or developed solely by Company.

7.             Infringement.

a.                   Columbia will protect its Licensed Patent from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

b.                  If the Company shall have supplied Columbia with written evidence demonstrating to Columbia’s satisfaction prima facie infringement of a claim of a Licensed Patent by a third party selling products in competition with the Company or any of its Affiliates or Sublicensees, the Company may by notice request that Columbia take steps to assert the Licensed Patent. Unless Columbia shall within three months of the receipt of such notice either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer, the Company may, upon notice to Columbia, initiate legal proceedings against the infringer at the Company s expense. In such event the Company may deduct from payments due hereunder to Columbia reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than [***] of the amount otherwise due to Columbia hereunder. Any recovery by the Company in such proceedings shall first be used to reimburse the Company for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to Columbia an amount equal to all amounts withheld from Columbia by the Company under this Section 7 during the pendency of the proceedings. The balance shall be divided [***] to the Company and [***] to Columbia.

If Columbia initiates the legal proceedings against the infringer at Columbia’s expense, any recovery by Columbia in such proceedings shall first be used to reimburse Columbia for its reasonable costs and legal fees incurred to conduct such proceedings. The balance shall be divided [***] to Columbia and [***] to Company.

c.                   In the event one party shall initiate or carry on legal proceedings to enforce a Licensed Patent against an alleged infringer, the other party shall use its best efforts to cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph.

d.                  Each party, within thirty (30) days of learning of any alleged infringement of Licensed Patent by a third party, shall inform the other party, and provide any available evidence thereof.

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e.                   Neither Company nor Columbia is obligated under this Agreement to institute a suit against an alleged infringer of Licensed Patent.

8.             Validity.

a.                   If a prima facie case challenging the validity or enforceability of any of the Licensed Patent solely owned by Columbia is brought against Company, Company shall promptly notify Columbia. Columbia, at its option, shall have the right, within sixty (60) days after notification by Company of such action, to intervene and take over the sole defense of the claim at Columbia’s sole expense.

9.             Warranty.

a.                   Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity of any Licensed Patent. Nothing in this Agreement shall be construed as a warranty or representation by either party that anything developed, manufactured, used, sold, rented, leased, or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patents of other parties.

b.                  Columbia represents and warrants that it has a right to grant the license in and to the Licensed Patent and Licensed Research Information and to disclose the Licensed Research Information and to transfer the Licensed Materials set forth in this Agreement.

c.                   Columbia represents and warrants that, as of the Effective Date, it does not own or have any rights to any RAGE-related patents or patent applications that name as inventors David M. Stern, Anne Marie Schmidt, Shi Du Yan, Kevan Herold, or Ira Lamster except for the ‘299 patent, the Licensed Patents as defined in the Amended 2003 Agreement, and PCT/US2014/016137.

10.           Prohibition Against Use of Names.

a.                   The Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, agent, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent. However Company may inform collaborators that Licensed Patent are owned by Columbia and exclusively licensed to Company, and may make disclosure of the existence and terms of this Agreement to the extent reasonably required by federal and state securities laws and regulations, provided the Company, in consultation with Columbia, makes reasonable claims for confidential treatment of commercially sensitive information contained in this Agreement.

b.                  Columbia will not use the name or trademarks/service marks of Company or any variation or combination thereof or the name of any employee, officer or director of the Company without Company’s prior written consent. However, Columbia may state the fact that the Licensed Patent, Licensed Research Information and Licensed Materials are licensed to the Company.

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c.                   Either party may disclose the existence of this Agreement and that the Licensed Patent is owned by Columbia and exclusively licensed to Company.

11.           Compliance with Governmental Obligations.

a.                   Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if the Company is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Product to a point of practical application. Company acknowledges and agrees that Columbia does not comply with Good Laboratory Practices, 21 CFR Part 58, with respect to the Research conducted under this Agreement. In any submission by the Company to the FDA that includes data from the Research, the Company will state that the research was not intended to be performed in compliance with Good Laboratory Practices.

b.                  The Company shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or the Company and provide all information and assistance necessary to comply with legitimate governmental requests.

c.                   The Company shall insure that any research, development, and marketing performed by the Company under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

12.           Indemnity and Insurance.

a.                   The Company will indemnify and hold Columbia harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses (including reasonable attorneys’ fees) based on or arising out of this Agreement, including, without limitation, (i) the development, manufacture, packaging, use, sale, rental, or lease of Licensed Products, even if altered for use for a purpose not intended, by the Company, its Affiliates, Sublicensee, and its (or their) customers, (ii) use of Licensed Patent, Licensed Research Information or Licensed Materials by the Company, its Affiliates, its Sublicensees or its (or their) customers and (iii) any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Licensed Products, Licensed Patent, Licensed Research Information or Licensed Material.

b.                  The Company shall maintain, during the term of this Agreement, comprehensive general liability and umbrella insurance, including product liability insurance, with reputable and financially secure insurance carriers acceptable to Columbia to cover the activities of the Company, its Affiliates and its Sublicensees, for minimum limits of $2,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such minimum amount shall be increased prior to the Company administering its first dose of a Licensed Product in man to an amount determined by the Company, based on advice from a nationally- recognized insurance advisor, to be adequate and customary in the industry for the level of increased risk anticipated during the policy period, and at each succeeding policy renewal date such minimum amount shall be reviewed on the same basis and, if necessary, increased. The minimum limits shall in any event be increased to $5,000,000 by not later than the date the Company commences its first Phase III testing of a Licensed Product in any country. Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds. The Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change.

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The Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

The Company shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

13.           Marking.

Prior to the issuance of patents, the Company will mark Licensed Products made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. Any exception to these requirements shall be approved in advance by Columbia.

14.           Export Control Laws.

This Agreement is made subject to any restrictions concerning the export and re- export of products or technical information that the United States government may impose from time to time (“Export Laws”). To this end, the Company shall cooperate with Columbia as reasonably necessary to permit Columbia to comply with the Export Laws. The Company hereby represents and covenants that the Company (a) is neither a national of nor Controlled by a national of any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S.-origin goods, services or technologies; (c) will not export or re-export, directly or indirectly, any goods, services, or technology, to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology or services, and (d) in the event that a United States government license or authorization is required for an export or re-export of goods, services or technology (including technical information acquired from Columbia under this Agreement and/or any products created by using such technical information or any part thereof), the Company shall obtain any necessary United States government license or other authorization prior to undertaking the export or re-export.

15.           Breach and Cure.

a.                   In addition to applicable legal standards, the Company shall be considered to be in material breach of this Agreement for (i) failure to pay fully and promptly amounts due pursuant to Section 3 and payable pursuant to Section 4; (ii) failure to comply with governmental requests directed to Columbia or the Company pursuant to Section 11(b); or (iii) otherwise being in material breach of this Agreement.

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b.                  Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than 60 days after written notice of breach given by the non-breaching party.

16.           Term of Agreement.

a.                   This Agreement shall commence as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

b.                  Unless terminated earlier under any provision of this Agreement, this Agreement shall expire on the date Company makes the seventh (7th) annual fee due under Section 3(a)(iii) of this Agreement. At that time, the Company shall have a fully-paid-up, irrevocable license to the Licensed Patent, Licensed Research Information, and Licensed Materials.

c.                   This Agreement may be terminated by Columbia (i) upon thirty days’ written notice to the Company for the Company’s material breach of the Agreement and the Company’s failure to cure such material breach, or (ii) should the Company commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have such petition filed against it. Company shall have a right to terminate this Agreement with or without cause, upon sixty (60) days prior written notice to Columbia; provided that, Company cannot terminate this Agreement without cause for one (1) year after the Effective Date.

d.                  Upon any termination of this Agreement pursuant to Section 16(c), all sublicenses granted by the Company under this Agreement shall be assigned to Columbia, provided that in the event Columbia terminates this Agreement pursuant to Section 16(c), Columbia must promptly terminate any such sublicenses assigned to it to the extent it may do so under the terms of such sublicenses. In the event that Columbia fails to terminate such a terminable sublicense, the termination of this Agreement will be null and void.

e.                   The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

17.           Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage pre-paid,

if to Columbia, to:	Executive Director Columbia Technology Ventures Columbia University 80 Claremont Avenue #4F New York, NY 10027

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copy to:	General Counsel Columbia University 412 Low Memorial Library 535 West 116th St., Mail Code 4308 New York, NY 10027

if to the Company, to:	President & CEO TransTech Pharma, LLC 4170 Mendenhall Oaks Parkway High Point, N.C. 27265

copy to:	Vice President of Legal Affairs TransTech Pharma, LLC 4170 Mendenhall Oaks Parkway High Point, N.C. 27265

or to such other address as a party may specify by notice hereunder.

18.              Entire Agreement: No Waiver: Assignment.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and shall not be further amended except by means of a written instrument signed by authorized representatives of the parties. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. This Agreement may not be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Company may assign this Agreement without the prior written consent of Columbia (i) in connection with the sale of all or substantially all of its assets or the sale or transfer of the portion of its business related to the subject matter of this Agreement; (ii) to the surviving entity in any merger, consolidation or reorganization of the Company; (iii) to any of its Affiliates; or (iv) to satisfy a regulatory requirement imposed upon the Company by a governmental body with appropriate authority. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

19.              Governing Law.

This Agreement shall be governed by New York Law applicable to agreements made and to be performed in New York.

20.              Release.

Each party, on behalf of itself, its Affiliates, and their respective directors, officers, employees, agents, representatives, assigns, predecessors, or successors hereby releases, acquits, and forever discharges the other party including each of their respective current and future customers, importers, manufacturers, distributors, suppliers, insurers, attorneys, representatives and agents, their successors and assigns, from any and all pending and potential claims, demands, obligations, all manner of actions, causes of actions, suits, debts, liabilities, losses, damages, attorneys’ fees, costs, expenses, judgments, settlements, interest, punitive damages, and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent, arising out of, derived from, predicated upon or relating to the Amended 2003 Agreement, the “Research Agreement” between Columbia and a predecessor of Company dated May 25, 2000, expired May 25, 2005, the “Research Agreement” between Columbia and a predecessor of Company dated June 30, 2006, effective May 25, 2005, and the “Agreement Regarding Addendum No. 1 to Exhibit A of Research Agreement” between Columbia and a predecessor of Company, dated August 24, 2007.

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IN WITNESS THEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By	/s/ Orin Hershowitz

TT: 46712

TRANSTECH PHARMA, LLC

By	/s/ Stephen L. Holcombe

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